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                                                                      Exhibit 12

Statement Regarding: Computation of Ratio of Earnings to Fixed Charges
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
                                                                                  (dollars in thousands)
                                                               Years Ended December 31,              3 Months Ended March 31,
                                                               ------------------------              ------------------------
                                                 2001       2000       1999       1998       1997        2002         2001
                                                 ----       ----       ----       ----       ----        ----         ----
Computation of earnings:
Pre-tax income from continuing operations...... $ 64,203   $101,275   $ 64,258   $ 85,197   $ 49,468    $   368       $ 9,430
Less:
  Capitalized interest........................    (1,639)    (2,303)   (10,956)   (26,700)   (18,200)      (539)         (231)
Plus:
  Amortization of capitalized interest........     1,993      1,939      1,862      1,497        607        498           485
                                               ------------------------------------------------------ -----------------------
Total earnings................................    64,557    100,911     55,164     59,994     31,875        327         9,684

Computation of fixed charges:
  For interest................................    33,643     41,325     43,634     23,914     26,893      7,753         8,908
  For capitalized interest....................     1,639      2,303     10,956     26,700     18,200        539           231
  For interest on rentals.....................    50,102     44,094     35,401     34,095      3,096      7,324        14,054
                                               ------------------------------------------------------ -----------------------
Total fixed charges...........................    85,384     87,722     89,991     84,709     48,189     15,616        23,193

Total earnings and fixed charges..............   149,941    188,633    145,155    144,703     80,064     15,943        32,877

Ratio                                               1.76       2.15       1.61       1.71       1.66       1.02          1.42
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